Exhibit 99.1

Texas Pacific Land Corporation Announces Three-for-One Stock Split

Dallas, Texas – March 7, 2024 – Texas Pacific Land Corporation (NYSE: TPL) (the “Company”) today announced that its Board of Directors has approved a three-for-one stock split to be distributed to stockholders as a stock dividend. Each stockholder of record at the close of business on March 18, 2024, will receive two additional shares of common stock of the Company for each share held as of this record date. The new shares will be distributed on March 26, 2024. We expect that trading of the Company's common stock will begin on a stock-split adjusted basis on March 27, 2024.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation (NYSE: TPL) is one of the largest landowners in the State of Texas with approximately 868,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases, and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.